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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                  Telik, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  87959M 10 9
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the
remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ........... 87959M 10 9............................
-------------------------------------------------------------------------------
     1.
             Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

                                 International BM Biomedicine Holdings AG
-------------------------------------------------------------------------------
     2.      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)    ...........................................................
             (b)    ...........................................................

     3.      SEC Use Only
             ..................................................................

     4.      Citizenship or Place of Organization ..... Basel, Switzerland.....
-------------------------------------------------------------------------------
Number of
Shares
Beneficially
Owned by
Each Reporting
Person With
     5.      Sole Voting Power ................... 1,481,607...................

     6.      Shared Voting Power ...............None...........................

     7.      Sole Dispositive Power.............1,481,607......................

     8.      Shared Dispositive Power ..........None ..........................

     9.      Aggregate Amount Beneficially Owned by
              Each Reporting Person...............1,481,607....................

     10.     Check if the Aggregate Amount in Row (9)
              Excludes Certain Shares (See Instructions).......................
-------------------------------------------------------------------------------
     11.     Percent of Class Represented by Amount in Row (9) .........5.33%..
-------------------------------------------------------------------------------
     12.     Type of Reporting Person (See Instructions)

 ...........................................CO..................................

-------------------------------------------------------------------------------

Item 1.

       (a)   Name of Issuer:  Telik, Inc.

       (b)   Address of Issuer's Principal Executive Offices
             750 Gateway Boulevard, South San Francisco, CA  94080

Item 2.
       (a)   Name of Person Filing:  International BM Biomedicine Holdings AG

       (b) Address of Principal Business Office or, if none, Residence Nauenstrasse 41, P.O. Box 4002, Basel, Switzerland

       (c)   Citizenship:  Switzerland

       (d)   Title of Class of Securities:  Common Stock

       (e)   CUSIP Number               87959M 10 9


Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)   [   ]  Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

       (b)   [   ]  Bank as defined in section 3(a)(6) of the
                    Act (15 U.S.C. 78c).

       (c)   [   ]  Insurance company as defined in section 3(a)(19) of the
                    Act (15 U.S.C. 78c).

       (d)   [   ]  Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8).

       (e)   [   ]  An investment adviser in accordance
                    withss.240.13d-1(b)(1)(ii)(E);

       (f)   [   ]  An employee benefit plan or endowment fund in
                    accordance with ss.240.13d-1(b)(1)(ii)(F);

       (g)   [   ]  A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h)   [   ]  A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)   [   ]  A church plan that is excluded from the
                    definition of an investment company under
                    section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

       (j)   [   ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)   Amount beneficially owned:   ________1,481,607________________.

        (b)   Percent of class:          5.33%

        (c)   Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote ______1,481,607.

              (ii)   Shared power to vote or to direct the vote  none.

              (iii) Sole power to dispose or to direct the disposition of 1,481,607.

              (iv) Shared power to dispose or to direct the disposition of none.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                Not Applicable

Item 8.  Identification and Classification of Members of the Group

                                Not Applicable

Item 9.  Notice of Dissolution of Group

                                Not Applicable

Item 10. Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                            February 14, 2002
                                      --------------------------------
                                                   Date

                                        /s/ Dr. Gaudenz I. Staehelin
                                      --------------------------------
                                                Signature

                                      Dr. Gaudenz I. Staehelin/Vice Chairman
                                      --------------------------------
                                                Name/Title

                                             /s/ Patrick Weber
                                      --------------------------------
                                                Signature

                                             Patrick Weber/CEO
                                      --------------------------------
                                                Name/Title